SCHEDULE OF PARTIES RECEIVING INDEMNIFICATION AGREEMENTS

D. Patrick Curran
Eric L. Hansen
Jack P. Helms
Kenneth D. Hill
Lloyd L. Hill
Ronald J. Marks
Robert A. Martin
Steven K. Lumpkin
George D. Shadid
Robert T. Steinkamp
Stuart F. Waggoner
John A. Weber